Exhibit 99.1

CONTACT:

Renee Johansen

Rob Foresti

(212) 282-5320

AVON REPORTS THIRD-QUARTER TOTAL REVENUE UP 9% TO $2.1 BILLION;

BEAUTY SALES UP 10% DRIVEN BY 16% GROWTH IN SKIN CARE SALES

THIRD-QUARTER EARNINGS OF $.19 PER SHARE

Projected Restructuring Benefits of Nearly $100 Million in 2006;

Company Launches Two New Turnaround Initiatives

NEW YORK, N.Y., October 27, 2006 — Avon Products, Inc. (NYSE:AVP) today reported that third-quarter 2006 total revenue rose 9% year over year (7% in local currency) to $2.1 billion. Active Representatives grew 6%, and units increased 2% versus the prior-year quarter. All of these measures benefited from the company’s late-2005 acquisition of its licensee in Colombia.

Total sales of Beauty products in the quarter outpaced overall sales, growing 10% in dollars and 8% in local currency. These results reflect a 16% increase in skin care sales, as well as strength in the fragrance and personal care categories.

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Third-quarter operating profit of $168 million decreased 32%, or $80 million, from the 2005 level, and operating margin was 8.1%, versus 13.1% in the prior-year quarter.

Operating profit was unfavorably impacted by $40 million of initial costs, principally inventory obsolescence, associated with the company’s new Product Line Simplification program. The quarter also included $16 million of costs to implement the current phase of its previously announced restructuring program.

In line with the turnaround initiative to improve brand competitiveness, third quarter 2006 included a substantial $32 million increase in advertising, to $66 million, to support new products as well as Avon China’s direct-selling launch. The company is tracking well ahead of its target to increase advertising by 50% in 2006, and now expects to spend approximately $250 million, nearly double last year’s level.

In the quarter, the company resolved a long-standing dispute regarding value- added tax (VAT) in the U.K. That resolution resulted in a one-time charge of $21 million.

Third-quarter 2006 expenses also included year-over-year increases in provisions for performance-based compensation, reinstatement of a 401(k) matching program and stock-option expensing. The adoption of stock-option expensing, effective January 1, 2006, and design changes to share-based compensation plans related to that adoption, reduced operating profit by $10 million.

Interest expense in the third quarter 2006 rose significantly year over year due to a higher debt level primarily associated with the company’s share repurchase program, as well as higher interest rates.

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The quarter’s effective tax rate of 41.3% was higher than 2005’s rate of 31.8%, primarily due to the impact of repatriation of international earnings in 2006. Net income in the third quarter 2006 was $86 million, or $.19 per share, compared with $164 million, or $.35 per share, a year ago. Despite 2006 being a transition year, cash flow from operations is ahead of last year, totaling $439 million through the first nine months of the year versus $370 million last year.

The company reported that it is on track with its November 2005 turnaround plan to drive out costs and reinvest to return the company to sustainable growth. Restructuring actions implemented to date are expected to yield nearly $100 million in savings in 2006 alone. These savings have been used to increase advertising beyond levels originally targeted. In total, over the multiple years of the turnaround plan, Avon still projects that annualized restructuring savings will exceed $300 million when fully realized, with total costs to implement its plans in the range of $500 million.

During the quarter, Avon launched two new turnaround initiatives with benefits and costs beyond those anticipated in its previously announced restructuring plan. The company began a Product Line Simplification initiative to go to market with a significantly smaller range of better performing and more profitable products. This undertaking is designed to meaningfully improve brand image and Representative and consumer experiences while also carrying significant cost-saving implications. The quarter’s operating profit included expenses resulting from preliminary steps under this effort.

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Avon also said it launched a Strategic Sourcing Initiative to reduce direct and indirect costs of materials, goods and services. Under this initiative, the company will shift its purchasing strategy toward a global supplier orientation from one that today is more local and component oriented. The initiative is an outgrowth of the company’s recently established Global Supply Chain organization, and will result in far greater leverage with vendors.

Andrea Jung, chairman and CEO, commented, “We are on track with our turnaround actions. In spite of year-over-year revenue declines in certain key markets, we are seeing some early signs that our actions are starting to work in those markets. We are pleased that in this transition year, our top-line growth has exceeded our expectations, as evidenced by our 9% revenue growth and 10% increase in Beauty sales this quarter.

“We are capturing sizeable savings already this year from restructuring actions implemented to date. With the additional turnaround initiatives announced today, we have significant opportunities over and above the benefits that we had anticipated in the plans we laid out last November. Product Line Simplification and the Strategic Sourcing Initiative should further boost our brand competitiveness and operating efficiency.

“We still have much work ahead of us in our multi-year effort to restore Avon to sustainable growth. We’re confident in our four-point turnaround plan and early indicators tell us that our plans are working,” Ms. Jung concluded.

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Third-Quarter Regional Highlights

In the North America region, third-quarter revenue was 1% lower than the prior-year period on both a dollar and local-currency basis. Third-quarter units were 9% lower. Active Representatives decreased 2% versus the prior year, following a 6% decline in the first half of 2006. Avon’s U.S. business saw response to its ongoing actions to increase Representative ordering activity. Fuel prices remained a negative factor but to a lesser degree than in the first half. Operating profit was negatively impacted by reinstatement of performance-based compensation, a substantial increase in advertising and higher obsolescence expense.

In Latin America, third-quarter revenue grew 28% (25% in local currency). The region continued to benefit from the late-2005 Colombia acquisition, with that market contributing 12 points of revenue growth. The region’s revenue also benefited from ongoing strength in Brazil, Avon’s second largest market, where top-line growth approached 40%. The performances of these two markets more than offset continued softness in Mexico, where revenue decreased 4%. The region’s active Representatives rose 12% and units increased 13% in total. Operating profit grew 13%, as benefits of higher revenue more than offset unfavorable inventory obsolescence expense and other increased expenses, including advertising. The region’s operating margin was 17.8%.

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Western Europe, Middle East and Africa continued to achieve solid revenue growth, driven by a revenue increase of nearly 40% in Turkey. The region’s third-quarter revenue increased 8%, (6% in local currency). Active Representatives rose 4% versus the prior-year period, and units increased 1% year over year. Due to the U.K. VAT resolution, significant costs to implement restructuring initiatives and incremental inventory obsolescence expense, the region recorded an operating loss versus an operating profit in the prior-year quarter, and operating margin was (10.8)%.

In Central & Eastern Europe, revenue in the third quarter rose 2% (declined 3% in local currency) and units sold decreased 4%. New Russian importation laws for ethanol-based products dramatically affected the company’s ability to ship fragrance orders in Russia, resulting in $15 million of lost revenue in the region. Russia had revenue growth of 4%, and top-line growth would have approached 20% if fragrance products had shipped. The region’s Active Representatives grew 8%. Apart from the Russian importation issue, the region’s performance was mostly in line with that of the second quarter 2006, with continued softness in color cosmetics. The region’s operating profit was 10% lower than in 2005, and operating margin was 21.5%. Operating profit was unfavorably impacted by higher product costs and advertising expense.

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Asia Pacific revenue was 3% lower in the quarter (3% lower in local currency), active Representatives decreased 10% and units declined 9%, as the region continued to be unfavorably impacted by a decline in Japan as well as the first-quarter 2006 closing of Indonesian operations. Japan’s revenue declined 13% year over year, compared with a decline of nearly 30% in 2006’s first half. Japan’s results reflect early response to actions to improve direct selling and recalibrate the level of its direct mailings. The region’s operating profit was 25% lower year over year, largely due to the revenue decline and higher product costs. Operating margin was 10.4%.

Revenue in China grew 9% (7% in local currency), despite the exit of company-run store counters, which had a negative 10-point impact on the quarter’s revenue growth. Growth reflected the continued roll out of direct selling. At quarter end, Avon China had over 236,000 certified Sales Promoters registered with the government and was engaged in training these Sales Promoters to become active Representatives within Avon’s direct-selling model. Units were 1% higher versus the prior year in the third quarter. China had an operating loss of $3.0 million in the third quarter, versus operating profit of $1.6 million in 2005’s third quarter, due to increased expenses associated with the launch of direct selling and fees paid to service centers. Operating margin was (6.1)%.

In addition to the variances noted earlier, year-over-year increases in global expense allocations negatively impacted all regions in the third quarter of 2006. Total global expenses increased 34% year over year, but net of allocation to the segments, rose 3%.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number 8245635). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with over $8 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•	our ability to implement the key initiatives of our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, and cash management, tax, foreign currency hedging and risk management strategies, and our ability to achieve anticipated benefits from such initiatives;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives;

•	the costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•	our ability to replace lost sales attributable to the repositioning of the Beauty Plus and Beyond Beauty business in the United States;

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•	our ability to successfully identify new business opportunities and acquisition candidates, and our ability to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•	our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct-selling model permitted in that market;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the possible impact of the new importation laws for ethanol-based products in Russia;

•	a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the quality, safety and efficacy of our products;

•	our ability to attract and retain key personnel and executives;

•	competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•	our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•	the impact of changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing; and

•	the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change
	2006	2005		2006	2005
Net sales	$2,038.1	$1,865.7	9%	$6,079.4	$5,690.5	7%

Other revenue	20.5	20.3		61.9	60.9

Total revenue	2,058.6	1,886.0	9%	6,141.3	5,751.4	7%

Cost of sales (1)	814.8	724.5		2,371.0	2,153.1
Marketing, distribution and administrative expenses (1) (2)	1,076.3	914.4		3,291.3	2,746.7

Operating profit	167.5	247.1	-32%	479.0	851.6	-44%

Interest expense	23.9	13.2		74.3	33.8
Interest income	(10.9)	(10.5)		(40.8)	(26.4)
Other expense, net	5.5	2.3		7.9	7.6

Total other expenses	18.5	5.0		41.4	15.0

Income before taxes and minority interest	149.0	242.1	-38%	437.6	836.6	-48%
Income taxes (3)	61.5	77.0		142.6	167.1

Income before minority interest	87.5	165.1		295.0	669.5
Minority interest	(1.1)	(1.3)		(1.5)	(5.1)

Net income	$86.4	$163.8	-47%	$293.5	$664.4	-56%

Earnings per share:
Basic	$.19	$.35	-46%	$.65	$1.41	-54%

Diluted	$.19	$.35	-46%	$.65	$1.40	-54%

Average shares outstanding:
Basic	446.36	466.56		448.80	469.97
Diluted	447.93	468.95		450.40	473.82

(1)	For the three and nine months ended September 30, 2006, costs to implement restructuring initiatives impacted cost of sales by ($0.5) and ($0.8), respectively, and Marketing, distribution and administrative expenses by $16.1 and $185.9, respectively.
(2)	For the three and nine months ended September 30, 2006, Marketing, distribution and administrative expenses included $21.0 associated with the resolution of a long-standing dispute regarding value-added tax in the U.K.
(3)	For the three and nine months ended September 30, 2006, income taxes were impacted by an increase in tax expense due to the repatriation of international earnings by $12.2 and $21.6, respectively. For the nine months ended September 30, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations, as well as $11.8 due to tax refunds. For the nine months ended September 30, 2005, income taxes were also impacted by a reduction in tax expense of $98.5 due to the completion of income tax examinations as well as the closure of a tax year by expiration of the statute of limitations, net of related adjustments.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	September 30 2006	December 31 2005
Cash, including cash equivalents	$1,102.8	$1,058.7
Accounts receivable, net	634.6	634.1
Inventories	977.2	801.7
Prepaid expenses and other	522.2	435.1

Total current assets	3,236.8	2,929.6

Property, plant and equipment, net	1,043.3	1,050.8
Other assets	1,058.3	791.6

Total assets	5,338.4	4,772.0

Debt maturing within one year	566.3	882.5
Accounts payable	594.7	538.2
Other current liabilities	1,278.7	1,089.6

Total current liabilities	2,439.7	2,510.3

Long-term debt	1,256.8	766.5
Other non-current liabilities	659.0	701.0

Total shareholders’ equity	982.9	794.2

Total liabilities and shareholders’ equity	$5,338.4	$4,772.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30
	2006	2005
Cash Flows from Operating Activities:
Net income	$293.5	$664.4
Depreciation and amortization	120.4	97.5
Provision for doubtful accounts	104.3	96.7
Provision for obsolescence	120.7	54.5
Asset impairment	7.7	—
Share-based compensation	46.5	8.0
Deferred income taxes	(45.2)	1.0
Other	15.4	7.1

Changes in assets and liabilities:
Accounts receivable	(102.3)	(92.2)
Inventories	(278.7)	(279.9)
Prepaid expenses and other	(39.1)	(46.6)
Accounts payable and accrued liabilities	234.1	27.5
Income and other taxes	(21.8)	(99.8)
Non-current assets and liabilities	(17.0)	(68.5)

Net cash provided by operating activities	438.5	369.7

Cash Flows from Investing Activities:
Capital expenditures	(97.9)	(145.0)
Disposal of assets	11.1	9.8
Other investing activities	(48.4)	(11.5)

Net cash used by investing activities	(135.2)	(146.7)

Cash Flows from Financing Activities:
Cash dividends	(239.0)	(237.5)
Total debt, net change	176.1	715.3
Repurchase of common stock	(233.4)	(511.5)
Proceeds from exercise of stock options, net of taxes	26.8	59.0
Other financing activities	(1.4)	(0.5)

Net cash (used) provided by financing activities	(270.9)	24.8

Effect of exchange rate changes on cash and equivalents	11.7	(31.7)

Net increase in cash and equivalents	$44.1	$216.1

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

Three Months Ended September 30, 2006

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 3Q05	% var. vs 3Q05		% var. vs 3Q05	2006 percent	% var. vs 3Q05	% var. vs 3Q05
North America	$570.2	-1%	-1%	$16.4	-70%	2.9%	-9%	-2%
Latin America (1)	707.5	28	25	125.6	13	17.8	13	12
Western Europe, Middle East & Africa	261.3	8	6	(28.1)	*	-10.8	1	4
Central & Eastern Europe	269.0	2	-3	57.8	-10	21.5	-4	8
Asia Pacific	201.3	-3	-3	20.9	-25	10.4	-9	-10
China	49.3	9	7	(3.0)	*	-6.1	1	*
Total from Operations	2,058.6	9	7	189.6	-29	9.2	2	6
Global Expenses	—	—	—	(22.1)	-3	—	—	—
Consolidated (1)	$2,058.6	9%	7%	$167.5	-32%	8.1%	2%	6%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 3Q05
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,433.7	10%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	382.2	6
Beyond Beauty (home products/gift/decorative)	222.2	8

Net Sales	$2,038.1	9%
Other Revenue	20.5	1

Total Revenue	$2,058.6	9%

Nine Months Ended September 30, 2006

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 9M05	% var. vs 9M05		% var. vs 9M05	2006 percent	% var. vs 9M05	% var. vs 9M05
North America	$1,804.1	1%	0%	$115.2	-46%	6.4%	-5%	-4%
Latin America (1)	1,973.2	24	19	291.2	-9	14.8	9	12
Western Europe, Middle East & Africa	767.8	3	6	(36.4)	*	-4.7	3	2
Central & Eastern Europe	863.6	3	2	190.6	-18	22.1	-1	9
Asia Pacific	588.0	-8	-6	30.9	-66	5.3	-10	-11
China	144.6	-6	-9	(7.9)	*	-5.5	-8	*
Total from Operations	6,141.3	7	6	583.6	-36	9.5	1	5
Global Expenses	—	—	—	(104.6)	-63	—	—	—
Consolidated (1)	$6,141.3	7%	6%	$479.0	-44%	7.8%	1%	5%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 9M05
Beauty (cosmetics/fragrances/skin care/toiletries)	$4,267.8	7%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	1,196.7	12
Beyond Beauty (home products/gift/decorative)	614.9	—

Net Sales	$6,079.4	7%
Other Revenue	61.9	2

Total Revenue	$6,141.3	7%

*	Calculation not meaningful
(1)	The acquisition of our licensee in Colombia favorably impacted revenue growth in Latin America for the three and nine months ended September 30, 2006, by 12 points and 11 points, respectively. The acquisition also favorably impacted revenue growth in Consolidated Avon for the three and nine months ended September 30, 2006, by 3 points in each period.